SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

ACUITAS INVESTMENTS, LLC

THIS INVESTMENT ADVISORY AGREEMENT is made as of the 22nd day of January 2026, by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of the series listed on Schedule A, which may be amended from time to time (each a “Fund” and together, the “Funds”), and Acuitas Investments, LLC, a Washington limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, each Fund listed on Schedule A is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of providing investment advisory services; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s board of trustees (the “Board,” “Trustees,” or “Board of Trustees”).

2. DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Fund and, in such capacity, shall provide investment advisory services to the Fund, including managing the investment and reinvestment of the assets of the Fund, in accordance with the investment objectives, policies, and restrictions of the Fund as set forth in the Fund’s then-current prospectus and statement of additional information and such other applicable limitations, policies, and procedures as the Board of Trustees may impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere to the applicable provisions and restrictions contained in the federal securities laws, applicable state securities laws, Subchapter M, and any other provisions as may become applicable, of the Internal Revenue Code of 1986 (the “Code”), and any applicable provisions of the Uniform Commercial Code and other applicable law.

Subject to the requirements of the Investment Company Act, the Adviser is authorized to delegate its duties hereunder, at the Adviser’s own expense, to one or more sub-advisers (each, a “Sub-Adviser”), each of which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which the Sub-Adviser shall furnish the services specified therein to the Adviser or the Funds. The Adviser may oversee, make allocations among, and make recommendations with respect to the hiring and replacement of Sub-Advisers. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.

Without limiting the generality of the foregoing, the Adviser shall: (i) make decisions with respect to the investment of the Fund’s assets, and the purchase and sale of portfolio securities and other investments for the Fund, including the taking of such steps as may be necessary to implement such decisions (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees; (iii) vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Adviser’s written proxy voting policies and procedures and file beneficial ownership reports required by Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund; (iv) maintain or cause to be maintained records relating to the advisory services provided by the Adviser hereunder required to be prepared and maintained by the Adviser or the Fund pursuant to applicable law; (v) furnish reports, statements, and other data on securities, economic conditions, and other matters related to the investment of the Fund’s assets which the officers of the Trust may reasonably request; and (vi) render to the Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may reasonably request, including at least one in-person appearance annually before the Board of Trustees. It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of the Fund.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Trustees. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following factors, among others, into consideration: the best net price available; the reliability, integrity, and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees may determine, and consistent with Section 28(e) of the 1934 Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction, or the Adviser’s overall responsibilities to clients for which it exercises investment discretion. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations to the Trustees as required, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate orders of the Fund and those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

    The Trust authorizes and empowers the Adviser to open and maintain trading accounts in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact such agreements with such brokers or dealers as the Adviser shall select as provided herein. The Adviser shall cause or direct, as applicable, all securities and other property purchased or sold for the Fund to be settled at the place of business of the Fund’s Custodian (the “Custodian”) or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board.

    The Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for the Fund and deliver securities and other property against payment for the Fund, and such other authority granted by the Trust or the Board from time to time. The Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Adviser, except as expressly provided herein.

3. REPRESENTATIONS OF THE ADVISER.

(a) The Adviser shall act consistent with its fiduciary duty as an investment adviser in rendering the advice and services contemplated by this Agreement to the Fund.

(b) The Adviser shall be registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement.

(c) The Adviser shall, in performing its duties hereunder, at all times comply with the Advisers Act and the Investment Company Act, and any rules and regulations adopted thereunder; any other applicable state or federal law, and any rules and regulations adopted thereunder; and any applicable self-regulatory organization regulations.

(d) The Adviser shall, in providing its services hereunder, manage the Fund at all times in conformance with Subchapter M, and any other provisions as may become applicable, of the Code, and any rules and regulations adopted thereunder.

(e) The Adviser shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement, unless a different amount is thereafter approved or consented to by the Board.

4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or otherwise authorized to do so, have no authority to act for or represent the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or for the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Adviser may give advice and take action with respect to other clients, including any other registered investment company, or series thereof, or affiliates of the Adviser, that may be similar or different from that given to the Fund.

5. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ, or retain such personnel, and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include any compliance staff and personnel required by the Adviser and reasonably requested by the Board of Trustees.

6. EXPENSES. The Adviser will bear its own costs of providing the services hereunder. The Adviser agrees to pay all expenses incurred by the Fund except for the management fee paid to the Adviser pursuant to this Agreement, interest charges on any borrowings, dividends, and other expenses on securities sold short, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses (as defined in Form N-1A) of the Fund and/or the Independent Trustees (defined below), and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act (collectively, “Excluded Expenses”). The Adviser agrees to pay all Fund expenses for which it is liable within 30 days of receipt of the invoice or request for payment unless the Adviser disputes a charge in writing and has a reasonable basis for the dispute. The Adviser agrees to use reasonable efforts to promptly resolve any such dispute. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to pay some, or all expenses incurred by the Fund, except for Excluded Expenses, to one or more third parties, including but not limited to, a Sub-Adviser, but such delegation shall not absolve the Adviser of its responsibilities under this Agreement.

7. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a) The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b) The management fee shall be accrued daily by the Fund and paid to the Adviser on the first business day of the succeeding month.

(c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, as set forth in Schedule A, and shall be prorated as set forth below. If this Agreement becomes effective or is terminated prior to the end of any month, the fee payable to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month, according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. In the event the Agreement is terminated, such fee shall be payable within ten (10) days after the date of termination.

(d) The management fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund, and as required under any expense limitation applicable to the Fund. The management fee payable to the Adviser under this Agreement may be reduced, at the sole discretion of the Fund, to the extent the Adviser fails to pay Fund expenses as required by paragraph 6 of this Agreement. Any reduction of the management fee shall not act as a waiver by the Fund of any additional amounts payable by the Adviser pursuant to any expense limitation agreement applicable to the Fund or pursuant to this Agreement.
(e) The Adviser may voluntarily or contractually agree to waive or reduce any portion of the management fee or reimburse certain expenses of the Fund. Any such reduction or payment shall be applicable only to such specific reduction or payment, and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

8. NO SHORTING; NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

9. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust and By-Laws, each as may be amended and restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In accordance with Section 10(b) below, the Trust will promptly provide the Adviser with any amendments to any of the foregoing documents and provide the Adviser a reasonable amount of time to ensure continued compliance. In this connection, the Adviser acknowledges that the Board of Trustees retains ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.

10. REPORTS AND ACCESS; APPROVAL.

(a)    The Adviser agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

(b)    The Trust agrees to provide the Adviser such information about the Trust and the Fund as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Trust’s Agreement and Declaration of Trust and Bylaws, each as may be amended and restated from time to time, and all compliance policies and procedures of the Trust. The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by, or the liability of, the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c)    The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by Fund shareholders in accordance with applicable law.

11. ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a) The Adviser shall have responsibility for the accuracy and completeness of the statements in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising, and sales materials) relating to (i) the Adviser and its affiliates, (ii) the Fund’s investment strategies and related risks, and (iii) other information, in each case only if supplied by the Adviser for inclusion therein.

(b) Except as otherwise provided herein, the Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Adviser in contradiction of the Investment Policies, other than losses or damages relating to lost profits.

(c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust, the Fund, or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering the Adviser’s services hereunder, or for any losses that may be sustained in the purchase, holding, or sale of any security or other asset by the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund, or any shareholder of the Fund may have under any federal securities law or state law.

(d) Each party to this Agreement shall indemnify and hold harmless the other party and their affiliates, and the shareholders, directors, members, managers, agents, officers, and employees of the other party and their affiliates (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expenses, and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the indemnifying party’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith, or gross negligence in the performance of their duties hereunder, or by reason of reckless disregard of their obligations and duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein on behalf of funds not identified in Schedule A. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities or other assets for its or their own accounts, or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Adviser will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and, as approved by the Board of Trustees.

13. TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Adviser is not, at the time of this Agreement, an affiliated person of any investment adviser responsible for providing advice with respect to any other series of the Trust, or of any promoter, underwriter, officer, director, member of an advisory board, or employee of any other series of the Trust. The Adviser shall not consult with the investment adviser of any other series of the Trust concerning transactions for the Fund or any other series of the Trust.

14. TERM. This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, on the effective date set forth on Schedule A, and shall remain in effect for an initial period of two (2) years unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year each, so long as such continuation is approved at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof (each an “Independent Trustee”), cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the Investment Company Act.

15. INTELLECTUAL PROPERTY LICENSE. For so long as this Agreement remains effective, the Trust and the Fund shall have a non-transferable, non-exclusive license to use the names “Acuitas Investments, LLC”, “Acuitas” and “Acuitas Small Cap Active ETF”, and the name of a series of the Trust (other than the Fund) that may become subject to this Agreement (collectively, the “Adviser Names”) solely in connection with the Trust and the Fund. The Trust and the Fund acknowledge that the Adviser Names, and any derivatives or combinations thereof, are the sole and exclusive property of the Adviser (or the Adviser’s related entities), and the Trust and the Fund agree that they will not contest ownership or validity of the Adviser Names. The Adviser makes no representations or warranties in respect of the relative superiority of its rights in the Adviser Names to the rights of any third party in the Adviser Names. Notwithstanding anything herein to the contrary, the Adviser shall have no liability to the Trust or the Fund for or in respect of any claim by any third party that the Trust or the Fund’s use of the Adviser names infringes upon or otherwise violates any proprietary or other rights of such third party. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and Fund shall cease to use the Adviser Names, and any other name connected with the Adviser.

16. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Trust on behalf of the Fund, at any time, without payment of any penalty, by the Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund, upon not more than sixty (60) days’ written notice to the Adviser, and by the

Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall reasonably cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer, at the Fund’s sole expense, any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the Investment Company Act.

17. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, shall be deemed to confer on any person or entity other than the parties hereto any benefits, rights, remedies, obligations, or liabilities under or by reason of this Agreement. No person or entity, including, without limitation, shareholders of the Trust or the Fund, shall be deemed to be a third-party beneficiary of this Agreement.

18. NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders), provided that information that is provided in regulatory filings may be treated as public information, and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. Nothing herein will apply to information that is or becomes publicly available without breach of any obligation owed by the Adviser under this Agreement, is independently developed by the Adviser without reference to information required to be treated confidentially, or is used by the Adviser to enforce its rights under this Agreement, and nothing herein will be deemed to prevent the Adviser from disclosing any information pursuant to applicable law, rule, regulation, or in response to a request from a regulatory, self-regulatory, or other authority with appropriate jurisdiction over the Adviser.

19. ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser represents that it agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future; provided, however, that the Adviser shall not be liable in respect of any failure by it to comply with changes to the Trust’s Anti-Money Laundering Policy of which it has not been notified in writing by the Trust a reasonable time in advance of the effectiveness of such changes. The Adviser further agrees to provide to the Trust and/or the administrator such reports, certifications, and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities, to the extent required by applicable law or regulation, and may file reports with such authorities as may be required by applicable law or regulation.

20. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use reasonable efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

21. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof, or otherwise affect their construction or effect.

23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation, or rule, including the Investment Company Act and the Advisers Act, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A	ACUITAS INVESTMENTS, LLC

By: /s/Ryan L. Roell	By: /s/ Chris Tessin
Name: Ryan L. Roell	Name: Chris Tessin
Title: President	Title: Managing Partner

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date of Initial Investment Advisory Agreement

Acuitas Small Cap Active ETF	0.75%	February 2, 2026